EXHIBIT 99.2

Identification of Relevant Subsidiaries

Four entities, namely, (i) PAG Asia Alpha LP, (ii) PAG-P Asia Fund L.P., (iii) PA Grand Opportunity Limited, and (iv) Pacific Alliance Asia Opportunity Fund L.P. (the “holders”) purchased and hold convertible notes issued by Bitauto Holdings Limited (the “Issuer”) in an aggregate principal amount of US$126 million (the “Convertible Notes”). At any time after November 1, 2016, the holders may elect to convert the Convertible Notes into Ordinary Shares or ADSs of the Issuer at an initial conversion price of $23.67 per ADS, representing an initial conversion rate of 4,224.7671 ADSs per US$100,000 principal amount of the Convertible Notes.

The abovementioned four entities are subsidiaries of two parent holding companies, Pacific Alliance Group Limited and PAG Holdings Limited. Pacific Alliance Group Limited and PAG Holdings Limited have caused a statement on Schedule 13G to be filed as a result of their subsidiaries’ beneficial holdings of the Issuer’s Ordinary Shares as of December 31, 2018, as follows:

PAG Asia Alpha LP holds US$10 million principal amount of the Convertible Notes and therefore may be deemed to beneficially own 422,475, or 0.6%, of the Issuer’s Ordinary Shares.

PAG-P Asia Fund L.P. holds US$7.5 million principal amount of the Convertible Notes and therefore may be deemed to beneficially own 316,856, or 0.4%, of the Issuer’s Ordinary Shares.

PA Grand Opportunity Limited holds US$16 million principal amount of the Convertible Notes and therefore may be deemed to beneficially own 675,961, or 0.9%, of the Issuer’s Ordinary Shares.

Pacific Alliance Asia Opportunity Fund L.P. holds US$92.5 million principal amount of the Convertible Notes, and beneficially owns 100.0% of PA Grand Opportunity Limited. Pacific Alliance Asia Opportunity Fund L.P. therefore may be deemed to beneficially own in aggregate 4,583,861, or 5.9%, of the Issuer’s Ordinary Shares.(1)

(1) Includes the 675,961 Ordinary Shares of the Issuer beneficially owned by PA Grand Opportunity Limited.